EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of iCAD, Inc. of our report dated October 22, 2010 relating to the financial statements of Xoft, Inc., which appears in the Current Report on Form 8-K/A of iCAD Inc dated December 30, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

San Jose, CA

January 10, 2012